Exhibit 99.1

November 4, 2014	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Announces Higher Third-quarter 2014 Results;
Updates 2014 Financial Guidance

Natural Gas Gathering and Processing Volumes Continue to Increase

ONEOK Partners Increases Unannounced Project
Backlog to a Range of $4 Billion to $5 Billion

TULSA, Okla. – Nov. 4, 2014 – ONEOK, Inc. (NYSE: OKE) today announced third-quarter 2014 net income attributable to ONEOK of $64.5 million, or 31 cents per diluted share, which includes a noncash impairment charge of $76.4 million, or 9 cents per diluted share attributable to ONEOK, in the gathering and processing segment at ONEOK Partners (NYSE: OKS). In the third quarter 2013, net income attributable to ONEOK was $62.4 million, or 30 cents per diluted share, which included a noncash, after-tax charge of $10.4 million, or 5 cents per diluted share, associated with the wind down of ONEOK’s former energy services segment.

The noncash impairment charge, which is included in equity earnings from investments, resulted from ONEOK Partners’ equity investment in Bighorn Gas Gathering, a natural gas gathering system located in the coal-bed methane area of the Powder River Basin in Wyoming, where dry natural gas volumes continue to decline.

Third-quarter 2014 income from continuing operations attributable to ONEOK was $64.6 million, compared with third-quarter 2013 income from continuing operations attributable to ONEOK of $72.5 million.

Third-quarter 2014 cash flow available for dividends was $137.0 million, providing 1.12 times coverage of cash dividends, reflecting higher distributions declared from its general and limited partner interests in ONEOK Partners, which were $162.0 million, a 16 percent increase from the third quarter 2013.

“Our structure, as a pure-play general partner of ONEOK Partners, continues to maximize cash flow available for dividends,” said Terry K. Spencer, president and chief executive officer of ONEOK. “Completed capital-growth projects at the partnership resulted in increased cash flow to ONEOK in the third quarter – creating increased value for our shareholders.”

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

“With the partnership’s recent announcements of new natural gas processing facilities in North Dakota, Wyoming and Oklahoma, it continues to add natural gas and natural gas liquids infrastructure to better serve customers and producers,” said Spencer. “And, its recently announced acquisition of NGL assets – the West Texas LPG and Mesquite NGL pipelines – in the Permian Basin of West Texas and southeastern New Mexico gives the partnership a significant NGL presence in yet another highly productive NGL-rich basin.”

“Once the acquisition is complete and integrated into the partnership’s existing systems, these assets are expected to generate incremental earnings and cash flow at ONEOK Partners through enhanced customer services and volume increases from pipeline capacity expansions which are expected to cost ONEOK Partners approximately $500 million between 2015 and 2019,” continued Spencer. “Potential margins realized downstream from fee-based fractionation and storage services at the partnership’s Mont Belvieu facilities could further enhance earnings and cash flow at the partnership.”

Year-to-date net income attributable to ONEOK was $219.6 million, or $1.04 per diluted share, which includes the noncash impairment charge of $76.4 million, or 9 cents per diluted share attributable to ONEOK, related to ONEOK Partners’ equity investment in Bighorn Gas Gathering. Net income attributable to ONEOK for the nine-month 2013 period was $175.8 million, or 84 cents per diluted share, which included a year-to-date 2013 noncash, after-tax charge of $82.1 million, or 39 cents per diluted share, in the former energy services segment. Year-to-date 2014 cash flow available for dividends was $478.4 million, providing 1.33 times coverage of cash dividends.

Year-to-date income from continuing operations attributable to ONEOK was $226.0 million, compared with income from continuing operations attributable to ONEOK of $205.0 million in the same period last year.

2014 UPDATED FINANCIAL EARNINGS GUIDANCE

ONEOK updated its 2014 cash flow available for dividends guidance to a range of $590 million to $640 million, compared with a previous guidance range of $560 million to $640 million announced on Dec. 3, 2013.

ONEOK’s free cash flow is expected to be in the range of $120 million to $140 million, compared with the previous guidance range of $100 million to $130 million.

> View guidance midpoint tables

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

THIRD-QUARTER AND YEAR-TO-DATE 2014 FINANCIAL PERFORMANCE

ONEOK’s third-quarter 2014 operating income was $291.4 million, compared with $231.4 million in the third quarter 2013.

Increases in third-quarter 2014 operating income reflect:

•
Higher natural gas volumes gathered, processed and sold, and higher natural gas liquids (NGL) volumes sold in the natural gas gathering and processing segment as a result of recently completed capital-growth projects;

•	Higher margin NGL volumes delivered from connections with new natural gas processing plants in the Williston Basin and Mid-Continent regions; and

•	Higher natural gas pipeline transportation revenues due to increased rates on intrastate pipelines and higher natural gas volumes transported in the natural gas pipelines segment.

These increases were offset partially by lower net realized NGL and condensate prices in the natural gas gathering and processing segment, increased ethane rejection resulting in lower volumes in the natural gas liquids segment and higher operating costs and depreciation and amortization expense from completed capital-growth projects.

Operating costs were $172.5 million in the third quarter 2014, compared with $131.0 million in the same period last year, primarily as a result of the completed capital-growth projects.

Depreciation and amortization expense was $74.6 million in the third quarter 2014, compared with $61.9 million for the same period last year, due to the growth of ONEOK Partners’ operations.

Third-quarter 2014 equity earnings were a loss of $52.3 million, compared with equity earnings of $27.5 million in the third quarter 2013. The decrease in equity earnings is primarily due to the $76.4 million noncash impairment charge related to ONEOK Partners’ equity investment in Bighorn Gas Gathering.

Capital expenditures were $382.2 million in the third quarter 2014, compared with $537.5 million in the same period in 2013, due primarily to the timing of expenditures on capital-growth projects at the partnership and $83.8 million in capital expenditures for the former natural gas distribution business during the third quarter 2013.

For the first nine months of 2014, operating income was $836.8 million, compared with $634.5 million for the same period last year.

Operating costs for the nine-month 2014 period were $493.6 million, compared with $397.9 million for the same period last year, as a result of completed capital-growth projects at

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

the partnership. Year-to-date 2014 depreciation and amortization expense was $214.1 million, compared with $176.0 million for the same period last year.

The former energy services segment’s future cash expenditures associated with the released natural gas transportation and storage capacity from the wind down are expected to be approximately $53 million on an after-tax basis, with approximately $8 million to be paid in the remainder of 2014; $23 million in 2015; $11 million in 2016; and $11 million from 2017 through 2023.

> View earnings tables

THIRD-QUARTER 2014 SUMMARY:

ONEOK:

•	Operating income of $291.4 million, compared with $231.4 million in the third quarter 2013;

•	Natural gas gathering and processing operating income of $82.9 million, compared with $58.5 million in the third quarter 2013;

•	Natural gas liquids operating income of $173.8 million, compared with $146.2 million in the third quarter 2013;

•	Natural gas pipelines operating income of $36.2 million, compared with $35.2 million in the third quarter 2013;

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Declaring in October 2014 a quarterly dividend of 59 cents per share, or $2.36 per share on an annualized basis, a 3 percent increase from the previous quarter, payable on Nov. 14, 2014, to shareholders of record at the close of business Nov. 3, 2014;

•
Receiving $85.9 million in distributions from the company's general partner interest and $70.5 million in distributions from the company's limited partner interest in ONEOK Partners in the third quarter 2014; and

•
Ending the third quarter 2014, on a stand-alone basis, with $97.4 million of cash and cash equivalents, $2.1 million in letters of credit issued and $297.9 million available under its $300 million credit facility.

ONEOK Partners:

•
Completing the sale of approximately $81.3 million of common units through the partnership’s at-the-market equity program, which resulted in ONEOK’s aggregate ownership interest in ONEOK Partners decreasing to 38.3 percent at Sept. 30, 2014, from 38.5 percent at June 30, 2014;

•
Filing a registration statement with the Securities and Exchange Commission to register an additional $650 million of common units for the partnership’s at-the-market equity program, which was declared effective in September 2014;

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

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Having $54.0 million of cash and cash equivalents, $14.0 million in letters of credit issued, no commercial paper outstanding and no borrowings outstanding under the partnership’s $1.7 billion revolving credit facility as of Sept. 30, 2014; and

•	Increasing in October the third-quarter 2014 distribution to 77.5 cents per unit, or $3.10 per unit on an annualized basis, payable on Nov. 14, 2014, to unitholders of record on Nov. 3, 2014.

RECENTLY ANNOUNCED CAPITAL-GROWTH PROJECTS:

•	Increasing the backlog of unannounced capital-growth projects to a range of $4 billion to $5 billion from a previous range of $3 billion to $4 billion;

•	Increasing investments in its 2010 to 2016 capital-growth program to a range of $8.3 billion to $9.0 billion by announcing new projects and acquisitions, including:

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Approximately $800 million to acquire approximately 2,600 miles of NGL pipelines and related assets in the Permian Basin in southeastern New Mexico and West Texas from affiliates of Chevron Corporation, including an 80 percent interest in the West Texas LPG Pipeline Limited Partnership and 100 percent interest in the Mesquite Pipeline. The transaction is expected to close in the fourth quarter 2014;

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$230 million to $330 million to construct the Bear Creek plant, an 80-million cubic feet per day (MMcf/d) natural gas processing facility and related infrastructure in the Williston Basin in North Dakota, which is expected to be completed during the second quarter 2016; and an additional $35 million to $45 million to construct an NGL pipeline connecting the Bear Creek natural gas processing plant to the partnership’s Bakken NGL Pipeline, which is expected to be completed in the third quarter 2016;

–
$170 million to $245 million to construct the Bronco plant, a 100-MMcf/d natural gas processing facility and related infrastructure in the Powder River Basin in Wyoming; and an additional $45 million to $60 million to construct an NGL pipeline connecting the Bronco plant to the partnership’s Niobrara NGL Lateral. Both projects are expected to be completed during the third quarter 2016;

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$515 million to $670 million to construct the Demicks Lake plant, a 200-MMcf/d natural gas processing facility and related infrastructure in the Williston Basin in North Dakota; and an additional $10 million to $15 million to construct an NGL pipeline connecting the Demicks Lake plant to the partnerships’ existing Bakken NGL Pipeline. Both projects are expected to be completed in the third quarter 2016;

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$80 million to $100 million to construct additional natural gas compression to take advantage of additional natural gas processing capacity as a result of better than expected plant performance at the partnership’s existing and planned Garden Creek and Stateline natural gas processing plants in the Williston Basin by a total of 100 MMcf/d, which is expected to be completed in the fourth quarter 2015; and

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

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$365 million to $470 million to construct the Knox plant, a 200-MMcf/d natural gas processing facility and related infrastructure in Oklahoma’s SCOOP play, which is expected to be completed in the fourth quarter 2016;

•	Completing projects totaling more than $800 million, including:

–	The Garden Creek II and III plants, 100-MMcf/d natural gas processing facilities in the Williston Basin in North Dakota, which were completed in August and October, respectively;

–	The expansion of the Bakken NGL Pipeline, which increases the pipeline’s capacity to 135,000 barrels per day (bpd) from 60,000 bpd, which was completed in September; and

–
The Niobrara NGL Lateral, an NGL pipeline that connects the partnership’s Sage Creek natural gas processing facility in the NGL-rich Niobrara Shale formation in Wyoming’s Powder River Basin to the partnership’s Bakken NGL Pipeline; which was completed in September.

BUSINESS-SEGMENT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported third-quarter 2014 operating income of $82.9 million, compared with $58.5 million in the third quarter 2013, which reflects:

•
A $50.0 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees;

•	A $3.4 million increase due primarily to changes in contract mix; and

•	A $6.1 million decrease due primarily to lower net realized NGL and condensate prices.

Operating costs in the third quarter 2014 were $64.3 million, compared with $45.1 million in the third quarter 2013, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $10.9 million increase due to higher materials and supplies, and outside services expenses; and

•	An $8.5 million increase due to higher labor and employee benefit costs.

Depreciation and amortization expense in the third quarter 2014 was $31.3 million, compared with $27.4 million in 2013, due to the completion of capital-growth projects and acquisitions.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

Equity earnings from investments were a loss of $71.1 million, including the noncash impairment charge of $76.4 million, in the third quarter 2014, compared with equity earnings of $4.7 million in the same period in 2013.

Operating income for the nine-month 2014 period was $208.9 million, compared with $147.7 million in the same period last year, which reflects:

•
A $111.4 million increase due primarily to natural gas volume growth in the Williston Basin and Cana-Woodford Shale and increased ownership in the Maysville, Oklahoma, natural gas processing plant, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold, higher NGL volumes sold and higher fees, offset partially by wellhead freeze-offs due to severely cold weather in the first quarter 2014;

•	An $8.5 million increase due primarily to changes in contract mix;

•	A $7.8 million increase due primarily to higher net realized natural gas and NGL prices; and

•	A $6.4 million decrease due to a condensate contract settlement in 2013.

Operating costs for the nine-month 2014 period were $188.5 million, compared with $141.7 million for the same period last year, due primarily to completed capital-growth projects and acquisitions, which reflect:

•	A $32.3 million increase due to higher materials and supplies, and outside services expenses; and

•	A $17.3 million increase due to higher labor and employee benefit costs.

Depreciation and amortization expense for the nine-month 2014 period was $89.6 million, compared with $76.4 million for the same period last year, due to the completion of capital-growth projects and acquisitions.

Equity earnings from investments for the nine-month 2014 period were a loss of $60.5 million, including the noncash impairment charge of $76.4 million in the third quarter 2014, compared with equity earnings of $16.2 million for the same period last year.

Key Statistics: More detailed information is listed on page 26 in the tables.

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Natural gas gathered was 1,847 billion British thermal units per day (BBtu/d) in the third quarter 2014, up 33 percent compared with the same period in 2013 due to volume growth from new natural gas processing plants placed in service and increased ownership in the Maysville, Oklahoma, natural gas processing plant, offset partially by continued natural gas production declines in Kansas; and up 12 percent compared with the second quarter 2014;

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

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Natural gas processed was 1,666 BBtu/d in the third quarter 2014, up 47 percent compared with the same period in 2013 due to volume growth from new natural gas processing plants placed in service and the increased ownership in the Maysville, Oklahoma, natural gas processing plant; and up 15 percent compared with the second quarter 2014;

•	NGL sales were 111,000 bpd in the third quarter 2014, up 34 percent compared with the same period in 2013; and up 13 percent compared with the second quarter 2014;

•
The realized composite NGL net sales price was 93 cents per gallon in the third quarter 2014, up 3 percent compared with the same period in 2013; and down 3 percent compared with the second quarter 2014;

•
The realized condensate net sales price was $81.02 per barrel in the third quarter 2014, down 11 percent compared with the same period in 2013; and up 5 percent compared with the second quarter 2014; and

•
The realized residue natural gas net sales price was $3.92 per million British thermal units (MMBtu) in the third quarter 2014, up 17 percent compared with the same period in 2013; and down 4 percent compared with the second quarter 2014.

In March 2014, the Canadian Valley natural gas processing plant in Oklahoma was completed, which has better ethane-rejection capabilities than the partnership’s other processing plants in the Mid-Continent region. As a result, the partnership’s realized composite NGL net sales price for the third quarter 2014 increased compared with the same period in 2013, while most individual NGL product prices were lower compared with the third quarter 2013. The Garden Creek, Garden Creek II, Stateline I and Stateline II natural gas processing plants in the Williston Basin have the capability to recover ethane when economic conditions warrant but did not do so during the first nine months of 2014. As a result, the partnership’s equity NGL volumes were weighted less toward ethane and more toward propane, iso-butane, normal butane and natural gasoline, and are expected to remain this way through at least 2016 due to expected ethane rejection.

In the third quarter 2014, the segment connected approximately 420 wells, compared with approximately 340 in the same period in 2013. Year to date, the partnership has connected approximately 1,010 wells, compared with approximately 950 wells connected in the same period in 2013.

The partnership expects to connect approximately 1,300 wells in 2014, compared with approximately 1,160 wells in 2013. Due to improved producer drilling and recovery techniques, natural gas volumes from new wells have increased, resulting in higher volumes gathered from newer well connections.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

The following table contains equity-volume information for the periods indicated:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Equity-Volume Information (a)	2014	2013	2014	2013

NGL sales (MBbl/d)	16.0	14.6	16.6	13.8
Condensate sales (MBbl/d)	2.6	2.0	3.1	2.4
Residue natural gas sales (BBtu/d)	134.5	76.8	109.6	67.7
(a) - Includes volumes for consolidated entities only.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for services. The following tables provide hedging information for equity volumes in the natural gas gathering and processing segment in the periods indicated:

	Three Months Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	11.3	$1.17	/ gallon	63%
Condensate (MBbl/d)	2.7	$2.21	/ gallon	73%
Total (MBbl/d)	14.0	$1.37	/ gallon	64%
Natural gas (BBtu/d)	96.0	$4.07	/ MMBtu	73%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (MBbl/d)	1.2	$1.07	/ gallon	5%
Natural gas (BBtu/d)	61.3	$4.34	/ MMBtu	41%

The partnership expects its NGL and natural gas commodity-price sensitivities to increase in the future as its capital-growth projects are completed and volumes increase under percent-of-proceeds contracts, with a fee-based component, with its customers.

All of the natural gas gathering and processing segment’s commodity-price sensitivities are estimated as a hypothetical change in the price of natural gas, NGLs and crude oil as of Sept. 30, 2014, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

The natural gas gathering and processing segment estimates the following sensitivities:

•	A 10-cent-per-MMBtu change in the price of residue natural gas would change 12-month forward net margin by approximately $5.1 million;

•	A 1-cent-per-gallon change in the composite price of NGLs would change 12-month forward net margin by approximately $3.1 million; and

•	A $1.00-per-barrel change in the price of crude oil would change 12-month forward net margin by approximately $1.6 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, affecting natural gas gathering and processing margins for certain contracts.

Natural Gas Liquids Segment

The natural gas liquids segment reported third-quarter 2014 operating income of $173.8 million, compared with $146.2 million in the third quarter 2013, which reflects:

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A $53.0 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

•
An $11.7 million increase in optimization and marketing margins, which resulted from an $8.7 million increase in margins due primarily to marketing and truck and rail activities, and a $7.5 million increase due primarily to wider NGL product price differentials; offset by a decrease of $4.5 million due primarily to lower optimization volumes; and

•	A $5.6 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes.

Operating costs were $77.0 million in the third quarter 2014, compared with $57.0 million in the third quarter 2013, due primarily to completed capital-growth projects, which reflect:

•	A $7.5 million increase due to higher labor and employee benefit costs;

•	A $5.9 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $3.3 million increase due to higher property taxes related to completed capital-growth projects; and

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

•	A $1.3 million increase due to higher costs for chemicals, materials and supplies.

Depreciation and amortization expense in the third quarter 2014 was $31.7 million, compared with $23.0 million in the same period in 2013, due to the completion of capital-growth projects.

Equity earnings from investments were $4.4 million in the third quarter 2014, compared with $6.3 million in the same period in 2013.

The decrease in equity earnings in the third quarter 2014 was due primarily to increased ethane rejection and higher operating costs, offset partially by higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from the Bakken NGL Pipeline, which was placed in service in April 2013.

Operating income for the nine-month 2014 period was $509.5 million, compared with $396.0 million in the same period last year, which reflects:

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A $92.4 million increase in exchange-services margins, resulting primarily from increased volumes from new natural gas processing plants connected in the Williston Basin and Mid-Continent regions, and higher fees from contract renegotiations for NGL exchange-services activities, offset partially by lower volumes from the termination of a contract;

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An $84.1 million increase in optimization and marketing margins, resulting from a $33.7 million increase due primarily to wider NGL product price differentials, a $26.7 million increase in marketing margins, related primarily to increased weather-related seasonal demand for propane during the first quarter 2014, and marketing and truck and rail activities in the second and third quarters 2014; and a $23.7 million increase due primarily to significantly wider NGL location price differentials, primarily related to increased weather-related seasonal demand for propane during the first quarter 2014;

•	An $18.7 million increase from higher isomerization volumes, resulting from wider NGL product price differentials between normal butane and iso-butane;

•	A $4.5 million increase in storage margins due primarily to contract renegotiations;

•	A $9.4 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes; and

•	A $5.0 million decrease from the impact of lower operational measurement gains.

Operating costs for the nine-month 2014 period were $218.2 million, compared with $171.1 million for the same period last year, which reflect:

•	A $16.9 million increase due to higher outside services expenses associated primarily with scheduled maintenance and the growth of operations related to completed capital-growth projects;

•	A $12.5 million increase due to higher labor and employee benefit costs;

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

•	A $9.9 million increase due to higher property taxes related to completed capital-growth projects; and

•	A $2.7 million increase due to higher costs for chemicals, materials and supplies.

Depreciation and amortization expense for the nine-month 2014 period was $89.8 million, compared with $65.0 million for the same period last year.

Nine-month 2014 equity earnings from investments were $13.6 million, compared with $15.4 million for the same period last year.

Key Statistics: More detailed information is listed on page 26 in the tables.

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NGLs transported on gathering lines were 529,000 bpd in the third quarter 2014, down 8 percent compared with the same period in 2013, due primarily to the termination of a contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions, offset partially by volumes from new plants connected in the Williston Basin and Mid-Continent regions; and up 2 percent compared with the second quarter 2014;

•
NGLs fractionated were 553,000 bpd in the third quarter 2014, down 1 percent compared with the same period in 2013, due primarily to the termination of a contract and increased ethane rejection in the Mid-Continent and Rocky Mountain regions, offset partially by volumes from new plants connected in the Williston Basin and Mid-Continent regions; and up 6 percent compared with the second quarter 2014;

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NGLs transported on distribution lines were 377,000 bpd in the third quarter 2014, down 17 percent compared with the same period in 2013, due primarily to lower volumes transported for the partnership’s optimization business due to narrower location price differentials between the Conway and Mont Belvieu market centers and increased ethane rejection, offset partially by an increase in exchange services volumes delivered to Mont Belvieu due to the completed Sterling III pipeline, which was placed in service in March 2014; and down 13 percent compared with the second quarter 2014, due primarily to lower volumes in the partnership’s optimization business due to narrower location price differentials between the Conway and Mont Belvieu market centers and increased ethane rejection; and

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The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 3 cents per gallon in the third quarter 2014, compared with 4 cents per gallon in the same period in 2013; and 3 cents per gallon in the second quarter 2014.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported third-quarter 2014 operating income of $36.2 million, compared with $35.2 million for the third quarter 2013, which reflects:

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

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A $7.7 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines, increased contracted capacity and rates at Midwestern Gas Transmission Company and increased interruptible transportation revenues from higher natural gas volumes transported;

•	A $1.0 million increase from additional storage services to meet utility customers’ peak-day demand; and

•	A $4.3 million decrease due to lower storage revenues from lower contracted capacity.

Third-quarter 2014 equity earnings from investments were $14.4 million, compared with $16.5 million in the same period in 2013, due primarily to lower contracted capacity.

Operating income for the nine-month 2014 period was $128.7 million, compared with $102.9 million in the same period last year, which reflects:

•	A $21.5 million increase from higher firm transportation revenues resulting primarily from higher rates on its intrastate natural gas pipelines, increased contracted capacity and rates at Midwestern Gas Transmission Company and increased interruptible transportation revenues from higher natural gas volumes transported;

•	A $6.0 million increase from higher short-term natural gas storage services due to increased park-and-loan services associated with weather-related seasonal demand primarily in the first quarter 2014;

•	A $5.9 million increase from higher net retained fuel due to higher natural gas prices and additional natural gas volumes retained;

•	A $5.0 million increase from higher park-and-loan services as a result of weather-related seasonal demand on its interstate natural gas pipelines in the first quarter 2014;

•	A $2.6 million increase primarily from additional storage services to meet utility customers’ peak-day demand; and

•	A $10.0 million decrease due to lower storage revenues from lower contracted capacity.

Equity earnings from investments for the nine-month 2014 period were $53.7 million, compared with $48.1 million for the same period last year, due primarily to increased park-and-loan services on Northern Border Pipeline as a result of increased weather-related seasonal demand in the first quarter 2014, offset partially by lower contracted capacity in the third quarter 2014.

Key Statistics: More detailed information is listed on page 26 in the tables.

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Natural gas transportation capacity contracted was 5,725 thousand dekatherms per day in the third quarter 2014, up 5 percent compared with the same period in 2013; and up 1 percent compared with the second quarter 2014;

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

•	Natural gas transportation capacity subscribed was 90 percent in the third quarter 2014, up 1 percent compared with the same period in 2013; and unchanged from the second quarter 2014; and

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The average natural gas price in the Mid-Continent region was $3.77 per MMBtu in the third quarter 2014, up 10 percent compared with the same period in 2013; and down 14 percent compared with the second quarter 2014.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

CAPITAL-GROWTH ACTIVITIES:

The partnership has announced approximately $8.3 billion to $9.0 billion in capital-growth projects and acquisitions between 2010 and 2016, of which approximately $4.7 billion have been completed.

In addition, the partnership increased its unannounced project backlog to a range of $4 billion to $5 billion from its previous range of $3 billion to $4 billion.

Of the approximately $4.2 billion to $4.8 billion of announced capital-growth projects and acquisitions in the natural gas gathering and processing segment, projects totaling approximately $2.3 billion have been completed as follows:

Completed Project	Location	Capacity	Approximate Costs (a)	Completion Date
			(In millions)
Rocky Mountain Region
Garden Creek I processing plant and infrastructure	Williston Basin	100 MMcf/d	$360	December 2011
Stateline I & II processing plants and infrastructure	Williston Basin	200 MMcf/d	$565	September 2012/April 2013
Divide County gathering system	Williston Basin	270 miles	$125	June 2013
Sage Creek processing plant and infrastructure (b)	Powder River Basin	50 MMcf/d	$152	September 2013
Garden Creek II processing plant and infrastructure	Williston Basin	100 MMcf/d	$310-$345	August 2014
Garden Creek III processing plant and infrastructure	Williston Basin	100 MMcf/d	$325-$360	October 2014
Mid-Continent Region
30 percent interest in Maysville processing plant (b)	Cana-Woodford Shale	40 MMcf/d	$90	December 2013
Canadian Valley processing plant and infrastructure	Cana-Woodford Shale	200 MMcf/d	$300	March 2014
(a) Excludes AFUDC.
(b) Acquisition.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

Approximately $2.0 billion to $2.5 billion of announced capital-growth projects in the natural gas gathering and processing segment are in various stages of construction as follows:

Projects in Progress	Location	Capacity	Approximate Costs (a)	Expected Completion Date
(In millions)
Rocky Mountain Region
Lonesome Creek processing plant and infrastructure	Williston Basin	200 MMcf/d	$550-$680	Fourth quarter 2015
Sage Creek infrastructure	Powder River Basin	Various	$50	Fourth quarter 2015
Natural gas compression	Williston Basin	100 MMcf/d	$80-$100	Fourth quarter 2015
Bear Creek processing plant and infrastructure	Williston Basin	80 MMcf/d	$230-$330	Second quarter 2016
Demicks Lake processing plant and infrastructure	Williston Basin	200 MMcf/d	$515-$670	Third quarter 2016
Bronco processing plant and infrastructure	Powder River Basin	100 MMcf/d	$170-$245	Third quarter 2016
Mid-Continent Region
Knox processing plant and infrastructure	SCOOP	200 MMcf/d	$365-$470	Fourth quarter 2016
(a) Excludes AFUDC.

Of the approximately $4.1 billion of announced capital-growth projects in the natural gas liquids segment, projects totaling approximately $2.4 billion have been completed as follows:

Completed Project	Capacity	Approximate Costs (a)	Completion Date
		(In millions)
Sterling I expansion	15 MBbl/d	$30	November 2011
Cana-Woodford/Granite Wash NGL plant connections	60 MBbl/d	$220	April 2012
Bushton fractionator expansion	60 MBbl/d	$117	September 2012
Bakken NGL Pipeline	60 MBbl/d	$455	April 2013
Overland Pass Pipeline expansion	45 MBbl/d	$36	April 2013
Ethane Header pipeline	250 MBbl/d	$23	April 2013
Sage Creek NGL infrastructure (b)	Various	$153	September 2013
MB-2 Fractionator	75 MBbl/d	$375	December 2013
Ethane/Propane Splitter	40 MBbl/d	$46	March 2014
Sterling III Pipeline and reconfigure Sterling I and II	193 MBbl/d	$808	March 2014
Bakken NGL Pipeline expansion - Phase I	75 MBbl/d	$100	September 2014
Niobrara NGL Lateral	90 miles	$85	September 2014
(a) Excludes AFUDC.
(b) Acquisition.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

Approximately $1.7 billion of announced capital-growth projects and acquisitions in the natural gas liquids segment are in various stages of completion, as follows:

Projects in Progress	Capacity	Approximate Costs (a)	Expected Completion Date
		(In millions)
MB-3 Fractionator	75 MBbl/d	$525-$575	Fourth quarter 2014
West Texas LPG System (b)	2,600 miles	$800	Fourth quarter 2014
NGL Pipeline and Hutchinson Fractionator infrastructure	95 miles	$140	First quarter 2015
Bakken NGL Pipeline expansion - Phase II	25 MBbl/d	$100	Second quarter 2016
Bronco NGL infrastructure	65 miles	$45-$60	Third quarter 2016
Bear Creek NGL infrastructure	40 miles	$35-$45	Third quarter 2016
Demicks Lake NGL infrastructure	12 miles	$10-$15	Third quarter 2016
(a) Excludes AFUDC.
(b) Acquisition.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners executive management will conduct a joint conference call on Wednesday, Nov. 5, 2014, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 888-554-1424, pass code 6956087, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 6956087.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/2014/OKE_Q3_2014_earnings_93J02LV.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE:

ONEOK has disclosed in this news release cash flow available for dividends, free cash flow and dividend coverage ratio, which are non-GAAP financial metrics, used to measure the company’s financial performance and are defined as follows:

•
Cash flow available for dividends is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions declared from ONEOK Partners, and ONEOK’s stand-alone depreciation and amortization, deferred income taxes, stand-alone capital expenditures and certain other items;

•	Free cash flow is defined as cash flow available for dividends, computed as described above, less ONEOK’s dividends declared; and

•	Dividend coverage ratio is defined as cash flow available for dividends divided by the dividends declared in the period.

These non-GAAP financial measures described above are useful to investors because they are used by many companies in the industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate our financial performance and to compare our financial performance with the performance of other companies within our industry. ONEOK cash flow available for dividends, free cash flow and dividend coverage ratio should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. A reconciliation of cash flow available for dividends and free cash flow to net income is included in the tables.

ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is the general partner and as of Sept. 30, 2014, owns 38.3 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements as defined under federal securities laws. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of dividends), liquidity, management’s plans and objectives for our growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under federal securities legislation and other applicable laws. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas, NGLs and crude oil because of market conditions caused by concerns about global warming;

•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving any local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part 1, Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and in our other filings that we make with the Securities and Exchange Commission (SEC), which are available on the SEC’s website at www.sec.gov. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Any such forward-looking statement speaks only as of the date on which such statement is made, and, other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
	(Thousands of dollars, except per share amounts)
Revenues
Commodity sales	$2,754,495	$2,807,329	$8,276,333	$7,453,534
Services	365,650	328,052	1,073,990	968,786
Total revenues	3,120,145	3,135,381	9,350,323	8,422,320
Cost of sales and fuel	2,583,204	2,711,159	7,807,275	7,214,233
Net margin	536,941	424,222	1,543,048	1,208,087
Operating expenses
Operations and maintenance	153,408	116,678	433,457	346,989
Depreciation and amortization	74,588	61,850	214,129	176,016
General taxes	19,087	14,323	60,171	50,912
Total operating expenses	247,083	192,851	707,757	573,917
Gain (loss) on sale of assets	1,534	21	1,533	341
Operating income	291,392	231,392	836,824	634,511
Equity earnings (loss) from investments	(52,347)	27,468	6,747	79,744
Allowance for equity funds used during construction	1,723	6,429	13,947	21,172
Other income	100	4,278	3,117	12,634
Other expense	(2,506)	(595)	(27,827)	(2,476)
Interest expense (net of capitalized interest of $14,303, $14,320, $41,446 and $38,284, respectively)	(86,052)	(66,187)	(269,704)	(196,793)
Income before income taxes	152,310	202,785	563,104	548,792
Income taxes	(37,858)	(44,961)	(95,155)	(126,688)
Income from continuing operations	114,452	157,824	467,949	422,104
Income (loss) from discontinued operations, net of tax	(171)	(10,126)	(6,406)	(29,206)
Net income	114,281	147,698	461,543	392,898
Less: Net income attributable to noncontrolling interests	49,823	85,342	241,980	217,102
Net income attributable to ONEOK	$64,458	$62,356	$219,563	$175,796
Amounts attributable to ONEOK:
Income from continuing operations	$64,629	$72,482	$225,969	$205,002
Income (loss) from discontinued operations	(171)	(10,126)	(6,406)	(29,206)
Net income	$64,458	$62,356	$219,563	$175,796
Basic earnings per share:
Income from continuing operations	$0.31	$0.35	$1.08	$1.00
Income (loss) from discontinued operations	—	(0.05)	(0.03)	(0.15)
Net income	$0.31	$0.30	$1.05	$0.85
Diluted earnings per share:
Income from continuing operations	$0.31	$0.35	$1.07	$0.98
Income (loss) from discontinued operations	—	(0.05)	(0.03)	(0.14)
Net income	$0.31	$0.30	$1.04	$0.84
Average shares (thousands)
Basic	209,489	206,235	209,341	205,952
Diluted	210,759	209,893	210,482	209,408
Dividends declared per share of common stock	$0.575	$0.38	$1.535	$1.10

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(Unaudited)	2014	2013
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$151,403	$145,565
Accounts receivable, net	971,285	1,109,510
Natural gas and natural gas liquids in storage	338,345	188,286
Commodity imbalances	74,247	80,481
Other current assets	119,427	133,010
Assets of discontinued operations	58,080	747,872
Total current assets	1,712,787	2,404,724
Property, plant and equipment
Property, plant and equipment	12,173,835	10,970,256
Accumulated depreciation and amortization	1,931,713	1,738,302
Net property, plant and equipment	10,242,122	9,231,954
Investments and other assets
Investments in unconsolidated affiliates	1,128,509	1,229,838
Goodwill and intangible assets	1,017,715	1,024,562
Other assets	184,935	224,353
Assets of discontinued operations	26,128	3,626,050
Total investments and other assets	2,357,287	6,104,803
Total assets	$14,312,196	$17,741,481

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Continued)
	September 30,	December 31,
(Unaudited)	2014	2013
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$10,650	$10,650
Notes payable	—	564,462
Accounts payable	1,221,934	1,273,102
Commodity imbalances	171,249	213,577
Accrued interest	102,838	109,099
Accrued taxes other than income	90,681	37,359
Other current liabilities	120,162	66,393
Liabilities of discontinued operations	64,387	455,688
Total current liabilities	1,781,901	2,730,330
Long-term debt, excluding current maturities	7,194,957	7,753,657
Deferred credits and other liabilities
Deferred income taxes	1,303,548	1,146,562
Other deferred credits	229,280	217,522
Liabilities of discontinued operations	43,115	1,048,230
Total deferred credits and other liabilities	1,575,943	2,412,314
Commitments and contingencies
Equity
ONEOK shareholders’ equity:
Common stock, $0.01 par value: authorized 600,000,000 shares; issued 245,811,180 shares and outstanding 208,193,467 shares at September 30, 2014; issued 245,811,180 shares and outstanding 206,618,877 shares at December 31, 2013	2,458	2,458
Paid-in capital	1,515,158	1,433,600
Accumulated other comprehensive loss	(107,656)	(121,987)
Retained earnings	170,249	2,020,815
Treasury stock, at cost: 37,617,713 shares at September 30, 2014, and 39,192,303 shares at December 31, 2013	(956,977)	(997,035)
Total ONEOK shareholders’ equity	623,232	2,337,851
Noncontrolling interests in consolidated subsidiaries	3,136,163	2,507,329
Total equity	3,759,395	4,845,180
Total liabilities and equity	$14,312,196	$17,741,481

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2014	2013
	(Thousands of dollars)
Operating activities
Net income	$461,543	$392,898
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	225,483	276,343
Charges attributable to exit activities	1,739	130,753
Equity earnings from investments	(6,747)	(79,744)
Distributions received from unconsolidated affiliates	84,298	79,022
Deferred income taxes	96,044	107,575
Share-based compensation expense	23,359	27,634
Pension and postretirement benefit expense, net of contributions	14,282	7,638
Allowance for equity funds used during construction	(13,947)	(21,172)
Loss (gain) on sale of assets	(1,533)	(342)
Other	—	(4,047)
Changes in assets and liabilities:
Accounts receivable	156,555	182,377
Natural gas and natural gas liquids in storage	(43,351)	(147,199)
Accounts payable	(111,186)	82,743
Commodity imbalances, net	(33,214)	(49,274)
Settlement of exit activities liabilities	(38,627)	(6,143)
Accrued interest	(6,390)	17,462
Accrued taxes other than income	66,083	27,417
Other assets and liabilities, net	(3,852)	(2,395)
Cash provided by operating activities	870,539	1,021,546
Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,204,386)	(1,597,820)
Acquisitions	(14,000)	(304,889)
Contributions to unconsolidated affiliates	(1,063)	(4,558)
Distributions received from unconsolidated affiliates	24,925	24,891
Proceeds from sale of assets	2,388	1,685
Cash used in investing activities	(1,192,136)	(1,880,691)
Financing activities
Borrowing (repayment) of notes payable, net	(564,462)	(254,841)
Issuance of ONE Gas, Inc. debt, net of discounts	1,199,994	—
Issuance of long-term debt, net of discounts	—	1,247,822
ONE Gas, Inc. long-term debt financing costs	(9,663)	—
Long-term debt financing costs	—	(10,217)
Repayment of long-term debt	(555,768)	(5,802)
Issuance of common stock	12,908	8,538
Issuance of common units, net of issuance costs	947,472	569,246
Dividends paid	(321,051)	(226,349)
Cash of ONE Gas, Inc. at separation	(60,000)	—
Distributions to noncontrolling interests	(325,158)	(273,346)
Cash provided by financing activities	324,272	1,055,051
Change in cash and cash equivalents	2,675	195,906
Change in cash and cash equivalents included in discontinued operations	3,163	1,358
Change in cash and cash equivalents included in continuing operations	5,838	197,264
Cash and cash equivalents at beginning of period	145,565	579,578
Cash and cash equivalents at end of period	$151,403	$776,842

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$178.2	$130.9	$486.7	$365.4
Operating costs	$64.3	$45.1	$188.5	$141.7
Depreciation and amortization	$31.3	$27.4	$89.6	$76.4
Operating income	$82.9	$58.5	$208.9	$147.7
Equity earnings (loss) from investments	$(71.1)	$4.7	$(60.5)	$16.2
Natural gas gathered (BBtu/d) (a)	1,847	1,389	1,665	1,311
Natural gas processed (BBtu/d) (a) (b)	1,666	1,135	1,462	1,060
NGL sales (MBbl/d) (a)	111	83	100	77
Residue natural gas sales (BBtu/d) (a)	792	521	682	475
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.93	$0.90	$0.97	$0.87
Realized condensate net sales price ($/Bbl) (a) (c)	$81.02	$90.68	$78.00	$87.40
Realized residue natural gas net sales price ($/MMBtu) (a) (c)	$3.92	$3.36	$3.91	$3.48
Average fee rate ($/MMBtu) (a)	$0.36	$0.35	$0.36	$0.35
Capital expenditures - growth	$206.1	$197.0	$478.8	$556.9
Capital expenditures - maintenance	$8.8	$7.5	$27.2	$17.6
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on ONEOK Partners’ equity volumes.

Natural Gas Liquids
Net margin	$283.0	$226.2	$818.1	$632.1
Operating costs	$76.9	$57.0	$218.1	$171.1
Depreciation and amortization	$31.7	$23.0	$89.8	$65.0
Operating income	$173.8	$146.2	$509.5	$396.0
Equity earnings from investments	$4.4	$6.3	$13.6	$15.4
NGL sales (MBbl/d)	626	686	598	647
NGLs transported-gathering lines (MBbl/d) (a)	529	574	508	542
NGLs fractionated (MBbl/d) (b)	553	557	515	535
NGLs transported-distribution lines (MBbl/d) (a)	377	454	412	426
Average Conway-to-Mont Belvieu OPIS price differential - ethane in ethane/propane mix ($/gallon)	$0.03	$0.04	$0.06	$0.04
Capital expenditures - growth	$145.8	$222.6	$603.6	$753.3
Capital expenditures - maintenance	$8.0	$8.2	$33.9	$21.0
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.

Natural Gas Pipelines
Net margin	$73.4	$69.5	$242.4	$211.2
Operating costs	$28.0	$23.5	$82.7	$75.6
Depreciation and amortization	$10.9	$10.8	$32.6	$32.7
Operating income	$36.2	$35.2	$128.7	$102.9
Equity earnings from investments	$14.4	$16.5	$53.7	$48.1
Natural gas transportation capacity contracted (MDth/d) (a)	5,725	5,428	5,760	5,486
Transportation capacity subscribed (a)	90%	89%	91%	90%
Average natural gas price Mid-Continent region ($/MMBtu) (a)	$3.77	$3.42	$4.58	$3.56
Capital expenditures - growth	$—	$5.4	$3.6	$7.8
Capital expenditures - maintenance	$10.7	$5.7	$22.4	$14.7
(a) - Includes volumes for consolidated entities only.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. Stand-alone
Cash Flow Available for Dividends
	Three Months Ended	Nine Months Ended
	September 30,	September 30,
(Unaudited)	2014	2014
	(Millions of dollars)
Recurring cash flows:
Distributions from ONEOK Partners – declared	$162.0	$464.5
Interest expense, excluding non-cash items	(16.0)	(52.7)
Cash income taxes	—	—
Energy services segment cash flow	(11.0)	60.8
Corporate expenses	(2.2)	(6.6)
Equity compensation paid by ONEOK Partners	5.8	25.6
Cash flows from recurring activities	138.6	491.6
ONE Gas separation cash flows:
Cash payment from ONE Gas	—	1,130.0
ONE Gas cash flow (through January 31, 2014)	—	61.1
Long-term debt reduction	—	(573.3)
Short-term debt reduction	—	(600.5)
Transaction costs	—	(23.0)
Cash flows from ONE Gas separation	—	(5.7)
Total cash flows	138.6	485.9
Capital expenditures	(1.6)	(7.5)
Cash flow available for dividends	137.0	478.4
Dividends declared	(122.8)	(358.8)
Free cash flow	$14.2	$119.6
Dividend coverage ratio	1.12	1.33

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. Stand-alone
Reconciliation of Cash Flow Available for Dividends and Free Cash Flow to Net Income
	Three Months Ended	Nine Months Ended
	September 30,	September 30,
(Unaudited)	2014	2014
	(Millions of dollars)
Net income attributable to ONEOK	$64.5	$219.6
Depreciation and amortization	0.9	13.4
Deferred income taxes	35.2	89.0
Equity in earnings of ONEOK Partners	(117.5)	(405.3)
Distributions from ONEOK Partners - declared	162.0	464.5
Equity compensation paid by ONEOK Partners	5.8	25.6
Energy services realized working capital	(10.8)	77.1
Other	(1.5)	2.0
Total cash flows	138.6	485.9
Capital expenditures	(1.6)	(7.5)
Cash flow available for dividends	137.0	478.4
Dividends declared	(122.8)	(358.8)
Free cash flow	$14.2	$119.6

ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. Stand-alone
GUIDANCE MIDPOINTS*

	Updated	Previous
	2014	2014
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Cash Flow Available for Dividends
Recurring cash flows:
Distributions from ONEOK Partners – declared	$636	$636	$—
Interest expense, excluding non-cash items	(68)	(60)	(8)
Cash income taxes	—	—	—
Energy services segment cash flow	47	39	8
Corporate expenses	(10)	(8)	(2)
Equity compensation paid by ONEOK Partners	28	30	(2)
Cash flows from recurring activities	633	637	(4)
Separation related costs/OGS cash flow/debt reduction	(6)	(21)	15
Total cash flows	627	616	11
Capital expenditures	(12)	(16)	4
Cash flow available for dividends	615	600	15
Dividends declared	(485)	(485)	—
Free cash flow	$130	$115	$15
Dividend coverage ratio	1.27x	1.24x
*Amounts shown are midpoints of ranges provided.

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ONEOK Announces Higher Third-quarter 2014 Financial Results;
Updates 2014 Financial Guidance

November 4, 2014

ONEOK, Inc. Stand-alone
GUIDANCE MIDPOINTS*

	Updated	Previous
	2014	2014
(Unaudited)	Guidance	Guidance	Change
	(Millions of dollars)
Reconciliation of Cash Flow Available for Dividends and Free Cash Flow to Net Income
Net income attributable to ONEOK	$316	$285	$31
Depreciation and amortization	3	4	(1)
Deferred income taxes	133	178	(45)
Equity in earnings of ONEOK Partners	(575)	(607)	32
Distributions from ONEOK Partners - declared	636	636	—
Equity compensation paid by ONEOK Partners	28	30	(2)
Energy services realized working capital	47	54	(7)
Other	39	36	3
Total cash flow	627	616	11
Capital expenditures	(12)	(16)	4
Cash flow available for dividends	615	600	15
Dividends	(485)	(485)	—
Free cash flow	$130	$115	$15
*Amounts shown are midpoints of ranges provided.